 Exhibit 99.1

MoSys, Inc. Announces Second Quarter 2021 Financial Results

MoSys, Inc. (NASDAQ:MOSY) (“MoSys” or the “Company”), a provider of semiconductor solutions that enable fast, intelligent data access for cloud, networking, security and communications systems, today announced financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Results
Total net revenue for the second quarter of 2021 was $1.2 million, compared with $1.3 million for the previous quarter and $2.0 million for the second quarter of 2020. Product revenue for the second quarter of 2021 was $1.0 million, compared with $1.2 million in the previous quarter and $1.7 million in the year ago period. The quarter-over-quarter decrease in revenue reflected lower shipments of Bandwidth Engine® products and reduced royalties from 1T-SRAM licensees.

Gross margin for the second quarter of 2021 was 62%, compared with 63% for the first quarter of 2021 and 69% for the second quarter of 2020.

Total operating expenses on a GAAP basis for the second quarter of 2021 were $2.5 million, compared with operating expenses of $2.2 million in the previous quarter and $1.9 million in the second quarter of 2020. Total non-GAAP operating expenses, excluding stock-based compensation expenses, for the second quarter of 2021 were $2.4 million, compared with $2.2 million in the first quarter of 2021 and $1.9 million in the second quarter of 2020. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

GAAP net loss for the second quarter of 2021 was $1.2 million, or $0.18 per share, compared with a net loss of $1.4 million, or $0.28 per share, for the previous quarter, and a net loss of $1.0 million, or $0.32 per share, for the second quarter of 2020.

Non-GAAP net loss for the second quarter of 2021 was $1.7 million, or $0.25 per share, compared with a net loss of $1.3 million, or $0.28 per share, in the prior quarter and a net loss of $0.6 million, or $0.18 per share, for the second quarter of 2020. Adjusted EBITDA for the second quarter of 2021 was a negative $1.7 million, compared with a negative $1.3 million in the previous quarter and a negative $0.5 million for the second quarter of 2020.

At June 30, 2021, cash and investments increased to $23.1 million, following successful completion of a registered direct offering that generated $12 million in net proceeds. In May 2021, the Company’s outstanding promissory note issued under the Paycheck Protection Program was forgiven in full, and the Company recorded a gain of $0.6 million during the quarter ended June 30, 2021.

Management Commentary

“We continued to see a consistent level of demand for our chips and IP solutions as reflected in our increasing pipeline of design wins and customer engagements during the quarter. We continued to effectively manage industry supply chain constraints, which impacted customer timelines and near-term demand for our IC products. In response to the current environment, we have increased ordering lead times for our products, and when combined with our increased backlog, provides us visibility through the first quarter of 2022. We are seeing new opportunities for our Acceleration Engine ICs in applications such as programmable switches, network security and 5G user plane function (UPF). These applications require increasing amounts of high-bandwidth, low-latency memory to add performance and features. As we recently announced, APS Networks has selected our Bandwidth Engine 3 IC to add advanced capabilities to its new OpenBNG switches, and we expect initial revenue contribution in the coming quarters.

We also continued to make progress on the development and marketing of our Virtual Accelerator Engine (VAE) IP solutions. Our pipeline for license opportunities increased during the quarter supported by new referrals from our FPGA partners and includes multiple engagements for use in 5G UPF applications. We expect to secure our first production license with a lead IC customer in the second half of 2021 with follow-on licenses for additional customer programs expected in 2022."
Mr. Lewis concluded, "Based on our current backlog, we expect quarterly revenue to increase beginning with the fourth quarter of 2021. While we experienced increased expenses in the second quarter, we continue to manage our costs and prudently invest in the development of our VAE IP solutions and seek to identify strategic relationships and alternatives to improve our prospects and provide further scale. We also exited the quarter with our strongest balance sheet in recent years. The Company is debt free and has over $23 million in cash and investments. We look forward to making further progress in the second half of 2021, as we believe we are well positioned for growth and continued execution on our business plan."

Business Outlook
The Company expects total net revenue for the third quarter of 2021 to be in the range of $1.1 million to $1.4 million.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, gains on extinguishment of debt and deemed dividends. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. The press release also makes reference to and reconciles GAAP net income (loss) attributable to common stockholders and adjusted EBITDA, which the Company defines as GAAP net income (loss) before interest expense, income tax provision, and depreciation and amortization, as well as stock-based compensation, restructuring and impairment charges, gains on extinguishment of debt and a one-time deemed dividend. Management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are provided in tables below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Current Report on Form 8-K dated August 10, 2021 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, the Company’s expectations regarding its supply chain constraints, its anticipated total net revenue for the third quarter of 2021, the timing of a first production license for its Virtual Accelerator Engine IP, and the Company’s 2021 revenue trends. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

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working capital to aggressively fund product development and growth;
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the timing of customer orders and product shipments;
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risks related to the COVID-19 pandemic, including public health requirements in response to the outbreak of COVID-19 and the impact on the Company’s business and operations, which is evolving and beyond the Company’s control, members of the Company’s management team or a significant number of its employee base becoming ill with COVID-19, changes in government regulations and mandates to address COVID-19 that may adversely impact the Company’s ability to continue to operate without disruption, a significant decline in global macroeconomic conditions that have an adverse impact on the Company’s business and financial results and component shortages and increased lead times that may negatively impact the Company’s ability to ship its products;
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customer concentrations;
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lengthy sales cycle;
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ability to enhance our existing proprietary technologies and develop new technologies;
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achieving additional design wins for our IC products through the acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
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difficulties and delays in the production, testing and marketing of our ICs;
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reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
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availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
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ability to make our new VAE IP products commercially available and achieve customer acceptance of these new proprietary technologies;
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level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
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vigor and growth of markets served by our customers and our operations; and
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other risks identified in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2021, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.

MoSys does not intend to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ: MOSY) is focused on Accelerating Data Intelligence and provides both silicon chips and IP solutions to enable fast, intelligent data access and decision making for a wide range of markets including cloud networking, security, 5G, SmartNIC, test and measurement, and video systems. MoSys’ Quazar family of high-speed memories and the Blazar family of Accelerator Engines are memory integrated circuits with unmatched intelligence, performance and capacity that eliminate data access bottlenecks to deliver speed and intelligence in systems, including those scaling from 100G to multi-terabits per second. MoSys’ Stellar family of Virtual Accelerator Engines includes software, FPGA RTL and RISC-based firmware to accelerate applications and are portable across a wide range of hardware configurations with or without MoSys silicon chips. More information is available at: www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo, Quazar, Blazar and Stellar are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

Contact:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Revenue
Product	$1,017	$1,679	$2,195	$2,747
Royalty and other	151	289	311	481
Total net revenue	1,168	1,968	2,506	3,228

Cost of Net Revenue	444	604	939	1,134

Gross Profit	724	1,364	1,567	2,094

Operating Expenses
Research and development	1,222	985	2,381	1,946
Selling, general and administrative	1,287	964	2,358	2,099
Total operating expenses	2,509	1,949	4,739	4,045

Loss from operations	(1,785)	(585)	(3,172)	(1,951)

Other income (expense), net	580	(54)	598	(93)
Net loss	(1,205)	(639)	(2,574)	(2,044)

Deemed dividend for warrant exercise price adjustment	-	(392)	-	(392)
Net loss attributable to common stockholders	$(1,205)	$(1,031)	$(2,574)	$(2,436)

Net loss per share
Basic and diluted	$(0.18)	$(0.32)	$(0.44)	$(0.88)

Shares used in computing net loss per share
Basic and diluted	6,857	3,265	5,865	2,780

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash, cash equivalents and investments	$19,566	$5,889
Accounts receivable, net	632	701
Inventories	1,026	599
Prepaid expenses and other	388	668
Total current assets	21,612	7,857

Long-term investments	3,484	-
Property and equipment, net	96	121
Right-of-use lease asset	205	303
Other	17	17
Total assets	$25,414	$8,298

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$89	$76
Accrued expenses and other	1,350	1,300
Deferred revenue	147	15
Short-term lease liability	201	201
PPP note payable - current portion	-	244
Total current liabilities	1,787	1,836

Convertible notes payable	-	3,092
PPP note payable	-	335
Long-term lease liability	10	103
Total liabilities	1,797	5,366

Stockholders' equity	23,617	2,932

Total liabilities and stockholders’ equity	$25,414	$8,298

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

GAAP net loss attributable to common stockholders	$(1,205)	$(1,031)	$(2,574)	$(2,436)
Deemed dividend for warrant exercise price adjustment	-	392	-	392
Stock-based compensation expense
Research and development	50	27	75	54
Selling, general and administrative	47	39	90	80
Total stock-based compensation expense	97	66	165	134

Gains on debt extinguishment	(579)	-	(627)	-

Non-GAAP net loss	$(1,687)	$(573)	$(3,036)	$(1,910)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.18)	$(0.32)	$(0.44)	$(0.88)
Reconciling items
Deemed dividend for warrant exercise price adjustment	-	0.12	-	0.14
Stock-based compensation expense	0.01	0.02	0.03	0.05
Gains on debt extinguishment	(0.08)	-	(0.11)	-

Non-GAAP net loss per share, basic and diluted	$(0.25)	$(0.18)	$(0.52)	$(0.69)

Shares used in computing non-GAAP net loss per share
Basic and diluted	6,857	3,265	5,865	2,780

MOSYS, INC.
Reconciliation of GAAP and Non-GAAP Financial Information
(In thousands; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of GAAP loss and adjusted EBITDA
GAAP net loss attributable to common stockholders	$(1,205)	$(1,031)	$(2,574)	$(2,436)
Deemed dividend for warrant exercise price adjustment	-	392	-	392
Stock-based compensation expense
Research and development	50	27	75	54
Selling, general and administrative	47	39	90	80
Stock-based compensation expense	97	66	165	134

Gains on debt extinguishment	(579)	-	(627)	-

Non-GAAP net loss	(1,687)	(573)	(3,036)	(1,910)
EBITDA adjustments:
Depreciation	18	41	36	82
Interest expense	-	56	30	112

Adjusted EBITDA	$(1,669)	$(476)	$(2,970)	$(1,716)